Exhibit 99.1

INTERNATIONAL SHIPHOLDING CORPORATION REPORTS FOURTH QUARTER AND YEAR-END 2011 RESULTS

DECLARES FOURTH QUARTER DIVIDEND OF $0.375 PER SHARE

Mobile, Alabama, February 1, 2012 - International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended December 31, 2011.

Fourth Quarter 2011 Highlights
•	Generated net income of $1.8 million for the three months ended December 31, 2011
•	Took delivery of a multi-purpose ice strengthened vessel to perform Military Sealift Command time charter contract
•	Declares quarterly dividend of $0.375 per share payable on March 1, 2012 to shareholders of record as of February 15, 2012

Net Income
The Company reported net income of $1.8 million for the three months ended December 31, 2011 as compared to $8.9 million for the three months ended December 31, 2010. The 2011 quarterly results included a loss of $967,000 on the sale of an investment in a warehouse previously used by the Rail Ferry Service, while the 2010 quarterly results included a one-time reversal of an income tax provision of $3.9 million. For the full year of 2011, net income was $31.5 million compared to $15.3 million for 2010. In addition to the non-recurring charges, full year 2011 results included a non-monetary gain of $18.8 million associated with the purchase of the remaining 50% interest in Drybulk Capeholding, Inc. (“Dry Bulk”), while 2010 results included an impairment charge of $25.4 million on the Rail Ferry Service.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated, “In 2011 we continued our strategy of operating a majority of our fleet on medium to long-term charters, enabling us to generate significant revenue during a challenging time for the shipping industry. During the year we acquired a 2000-built multi-purpose ice strengthened vessel to service a recently awarded MSC contract. We also completed transactions to increase the ownership interest of our fleet by acquiring 100% interests in two pure car truck carriers, one Capesize vessel and one newbuilding Handymax vessel. In addition, we strengthened our potential earnings power during the year with the delivery of three Handysize Bulk Carriers and five Mini Bulkers.

Operating Income
The Company’s Gross Voyage Profit, which represents the operating results of its five reporting segments, was $10.3 million for the fourth quarter of 2011 compared to $10.4 million in the 2010 three month period. While total results were comparable, individual segment results varied. The U.S. Flag Time Charter Gross Voyage Profit was approximately $3.5 million lower in the 2011 fourth quarter in comparison to the 2010 fourth quarter results. This was primarily driven by reduced supplemental cargo volumes and higher operating cost on the Pure Car Truck Carriers (“PCTC”). The International Flag Time Charter segment reported improved results from Dry Bulk operations partially offset by a drop in the Indonesian contract rates. The Company’s Contract of Affreightment and Rail Ferry segments reported improved results due to increased tonnage carried during the quarter. The Other segment, which consists of supporting ancillary services, improved slightly in the fourth quarter of 2011 as compared to the fourth quarter of 2010.  Administrative and general expenses during the fourth quarter of 2011 were at comparable 2010 levels.

Interest and Other Expense
Interest expense for the three months ended December 31 2011, increased from the comparable period in 2010. This increase is primarily a result of the purchase of the two previously leased PCTC vessels and the additional debt associated with the purchase of the three Handysize Bulk Carriers which began operating in first quarter, 2011. In addition, the Company experienced a loss on the sale of its interest in a partnership which owned warehouse space previously used to support the Rail Ferry operations when that service operated in New Orleans. Due to the stabilization of the Japanese Yen, the Company reported a small foreign exchange gain in fourth quarter of 2011 as compared to the same period in 2010, which reported a loss of $1.7 million on the strengthening of Yen during that period.

Federal Income Tax
The increase in the Company’s effective tax rate reflects the establishment of a valuation allowance against all of the deferred tax assets generated during the fourth quarter of 2011. The Company’s deferred tax liability balance is at levels that will continue to require a valuation reserve on all future deferred tax assets.

Unconsolidated Entities
The results from the Company’s investment in 50% or less owned ventures decreased in the three months ended December 31, 2011, when compared to the same period in 2010. The 2010 results reflect a non-recurring income tax benefit of $3.9 million as well as the results of Dry Bulk which was purchased earlier in 2011. The 2011 fourth quarter results reflect the results of our investment in the Mini-Bulk Venture.

Balance Sheet
The Company’s working capital at December 31, 2011, was approximately $19.3 million, an improvement of $ 7.5 million from September 30, 2011. This was primarily driven by a temporary draw from the Company’s line of credit of $9.5 million which was repaid during January of 2012. Cash, cash equivalents, and restricted cash was approximately $30.3 million at 2011 year end. The restricted cash balance of approximately $8.9 million was used to reduce the balance of the Yen-denominated loan during January, 2012. During the three month period ended December 31, 2011, the Company finalized its equity investment in the multi-purpose ice strengthened vessel placed on charter to the Military Sealift Command in January, 2012. The additional contribution in the quarter was approximately $3.5 million. The Company generated approximately $15.4 million in cash from its operating activities while paying debt principal of approximately $8.8 million over the quarter.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $0.375 dividend for each share of common stock owned on the record date of February 15, 2012, payable on March 1, 2012.

Mr. Johnsen noted, “Our fixed-rate contract coverage has enabled us to provide our shareholders with dividend payments despite the shipping industry’s difficult environment. For the quarter we announced a dividend of $0.375 per share and achieved our full year 2011 target of $1.50 per share. Based on our fixed rate contract business and several factors, including market conditions and potential growth opportunities, the Board of Directors has established a quarterly dividend target of $0.25 per share for the 2012 fiscal year. The 2012 dividend target provides our shareholders with a sustainable dividend while ensuring the company maintains an appropriate level of financial flexibility.”

Conference Call
In connection with this earnings release, management will host an earnings conference call on Thursday, February 2, 2012 at 10:00 AM ET. To participate in the conference call, please dial (888) 427-9419 (domestic) or (719) 325-2172 (international). Participants can reference the International Shipholding Corporation Fourth Quarter 2011 Earnings Call or passcode 9261934. Please dial in approximately 5 minutes prior to the call.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.intship.com. Please allow extra time prior to the call to visit the Company’s website and download any software that may be needed to listen to the webcast.

A replay of the conference call will be available through February 9, 2012, at (877) 870-5176 (domestic) or (858) 384-5517 (international). The passcode for the replay is 9261934.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2010, as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com

Leon Berman
(212) 477-8438
lberman@igbir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2011	2010	2011	2010
Revenues	$61,814	$57,651	$263,196	$290,049

Operating Expenses:
Voyage Expenses	44,367	42,966	192,082	209,347
Vessel Depreciation	7,144	4,258	25,388	17,929
Impairment Loss	-	-	-	25,430
Administrative and General Expenses	4,908	4,924	20,961	21,202
Gain on Dry Bulk Transaction	-	-	(18,844)	-
(Gain) Loss on Sale of Other Assets	-	4	-	(42)

Total Operating Expenses	56,419	52,152	219,587	273,866

Operating Income	5,395	5,499	43,609	16,183

Interest and Other:
Interest Expense	2,891	1,608	10,361	7,157
Derivative Loss	(8)	26	101	426
Loss (Gain) on Sale of Investment	928	(197)	747	(213)
Other Income from Vessel Financing	(639)	(564)	(2,653)	(2,335)
Investment (Income) Loss	(115)	(309)	(637)	(1,778)
Foreign Exchange Loss	(24)	1,652	3,051	8,196
	3,033	2,216	10,970	11,453

Income Before Provision (Benefit) for Income Taxes and
Equity in Net Income of Unconsolidated Entities	2,362	3,283	32,639	4,730

Provision (Benefit) for Income Taxes:
Current	149	196	680	692
Deferred	-	(793)	-	(1,982)
	149	(597)	680	(1,290)

Equity in Net (Loss) Income of Unconsolidated
Entities (Net of Applicable Taxes)	(432)	5,061	(410)	9,282

Net Income	$1,781	$8,941	$31,549	$15,302

Basic and Diluted Earnings Per Common Share:

Basic Earnings Per Common Share:	$0.25	$1.26	$4.42	$2.14

Diluted Earnings Per Common Share:	$0.25	$1.25	$4.40	$2.12

Weighted Average Shares of Common Stock Outstanding:
Basic	7,140,752	7,075,659	7,131,820	7,158,439
Diluted	7,197,009	7,166,958	7,173,251	7,231,178

Dividends Per Share	$0.375	$0.375	$1.500	$1.625

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)

	December 31,	December 31,
ASSETS	2011	2010

Current Assets:
Cash and Cash Equivalents	$21,437	$20,835
Restricted Cash	8,907	-
Marketable Securities	12,827	15,776
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $100 and $311 in 2011 and 2010:	20,553	19,016
Federal Income Taxes Receivable	242	242
Net Investment in Direct Financing Leases	6,278	5,596
Other Current Assets	4,037	3,375
Notes Receivable	4,450	4,248
Material and Supplies Inventory	5,034	3,774
Total Current Assets	83,765	72,862

Investment in Unconsolidated Entities	12,800	27,261

Net Investment in Direct Financing Leases	43,837	50,102

Vessels, Property, and Other Equipment, at Cost:
Vessels	581,705	365,797
Leasehold Improvements	26,128	26,128
Construction in Progress	20,729	78,355
Furniture and Equipment	9,372	7,863
	637,934	478,143
Less - Accumulated Depreciation	(171,820)	(143,667)
	466,114	334,476

Other Assets:
Deferred Charges, Net of Accumulated Amortization	16,546	14,482
of $17,429 and $14,525 in 2011 and 2010, Respectively
Intangible Assets, Net	3,219	-
Due from Related Parties	1,571	4,124
Notes Receivable	37,714	40,142
Other	13	682
	59,063	59,430

TOTAL ASSETS	$665,579	$544,131

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)

	December 31,	December 31,
	2011	2010
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$36,079	$21,324
Accounts Payable and Accrued Liabilities	28,343	33,802
Total Current Liabilities	64,422	55,126

Long-Term Debt, Less Current Maturities	286,014	200,241

Other Long-Term Liabilities:
Lease Incentive Obligation	6,640	7,022
Other	59,148	47,992

TOTAL LIABILITIES	416,224	310,381

Stockholders' Equity:
Common Stock, $1.00 Par Value, 10,000,000 Shares Authorized,	8,606	8,564
7,140,752 And 7,075,659 Shares Issued at December 31, 2011 and
December 31, 2010, Respectively
Additional Paid-In Capital	85,830	84,846
Retained Earnings	204,109	183,541
Treasury Stock, 1,388,066 Shares at December 31, 2011	(25,403)	(25,403)
and 2010, Respectively
Accumulated Other Comprehensive (Loss)	(23,787)	(17,798)
TOTAL STOCKHOLDERS' EQUITY	249,355	233,750

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$665,579	$544,131

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)	Twelve Months Ended December 31,
	2011	2010
Cash Flows from Operating Activities:
Net Income	$31,549	$15,302
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation	26,391	18,898
Amortization of Deferred Charges and Other Assets	8,954	6,569
Deferred Benefit for Income Taxes	-	(1,982)
Gain on Acquisition	(18,844)	-
Impairment Loss	-	25,430
Non-Cash Stock Based Compensation	1,801	2,341
Equity in Net Income of Unconsolidated Entities	410	(9,282)
Distributions from Unconsolidated Entities	750	3,000
Gain on Sale of Assets	-	(42)
Loss (Gain) on Sale of Investments	747	(213)
Loss on Foreign Currency Exchange	3,051	8,196
Changes in:
Deferred Drydocking Charges	(6,803)	(2,516)
Accounts Receivable	(1,290)	4,737
Inventories and Other Current Assets	(1,200)	(1,287)
Other Assets	669	1,337
Accounts Payable and Accrued Liabilities	2,207	(3,052)
Other Long-Term Liabilities	(3,045)	(2,193)
Net Cash Provided by Operating Activities	45,347	65,243

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	5,583	5,522
Capital Improvements to Vessels and Other Assets	(109,631)	(123,146)
Proceeds from Sale of Assets	-	3,853
Purchase of Marketable Securities	(74)	(10,938)
Proceeds from Sale of Marketable Securities	2,413	9,615
Investment in Unconsolidated Entities	(2,545)	(4,949)
Acquisition of Unconsolidated Entity	7,092	-
Net Increase in Restricted Cash Account	(8,907)	-
Proceeds from Sale of Unconsolidated Entity	526
Proceeds from Note Receivables	4,735	5,167
Net Cash Used In Investing Activities	(100,808)	(114,876)

Cash Flows from Financing Activities:
Common Stock Repurchase	-	(5,231)
Proceeds from Issuance of Debt	135,330	153,476
Repayment of Debt	(66,498)	(108,029)
Additions to Deferred Financing Charges	(1,788)	(1,155)
Common Stock Dividends Paid	(10,981)	(11,882)
Net Cash Provided by Financing Activities	56,063	27,179

Net Increase in Cash and Cash Equivalents	602	(22,454)
Cash and Cash Equivalents at Beginning of Period	20,835	43,289

Cash and Cash Equivalents at End of Period	$21,437	$20,835